Item 5.Other Events

The Board of Directors of North Star Universal ("NSU") on February 13, 1997 declared: (i) a contingent distribution payable to holders of record as of February 27, 1997 (the "Record Date") of the common stock, $.25 par value per share, of NSU ("NSU Common Stock"), the distribution to consist of one share of the common stock, $.01 par value per share, of ENStar Inc. ("ENStar"), a Minnesota corporation and a wholly owned subsidiary of NSU ("ENStar Common Stock"), for every three shares of NSU Common Stock outstanding as of the Record Date (the "Distribution"); and (ii) a .562-for-one reverse split (the "Reverse Stock Split") of the shares of NSU Common Stock outstanding immediately prior to the effective time of the reorganization among NSU, NSU Merger Co. and Michael Foods, Inc. ("Michael") (the "Merger"). The Distribution is contingent upon closing of the Merger and payable on the effective date of the Merger, which has been tentatively set for February 28, 1997. The Distribution will be calculated using pre-Reverse Stock Split shares of NSU Common Stock. The Reverse Stock Split will not be effected until immediately prior to the Merger. If the Merger is not effected there will be no Reverse Stock Split or Distribution.

Immediately prior to the Reverse Stock Split there will be outstanding 9,913,000 shares of NSU Common Stock. Immediately after giving effect to the Reverse Stock Split, there will be outstanding a maximum of 5,571,106 shares of NSU Common Stock. Because NSU shareholders will receive cash in lieu of fractional shares in connection with the Reverse Stock Split, the exact number of shares of NSU Common Stock that will be outstanding immediately after the Reverse Stock Split cannot be determined until the Record Date.

On the effective date of the Merger, immediately before the Distribution, there will be outstanding that number of shares of NSU Common Stock which results from the Reverse Stock Split. On the effective date of the Merger, after the Merger is effective and immediately after the Distribution, there will be outstanding that number of shares of NSU Common Stock resulting from the Reverse Stock Split and a maximum of 3,304,333 shares of ENStar Common Stock. Because NSU shareholders of record on the Record Date will receive cash in lieu of fractional shares of ENStar Common Stock, the exact number of shares of ENStar Common Stock that will be outstanding immediately after the Distribution cannot be determined until the Record Date.

Fractional interests in ENStar Common Stock will be settled as follows:
ENStar will direct the transfer agent for the Distribution, Norwest Bank Minnesota, National Association, to aggregate all fractional shares into whole shares and sell the whole shares obtained thereby in the open market pursuant to Rule 236 under the Securities Act of 1933, as amended, if available, at then prevailing prices (the "Fractional Shares Sale") on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale. If the transfer agent is unable to effectuate the Fractional Shares Sale, ENStar shall pay to such holders in lieu of any fractional share the amount of cash determined by multiplying (a) the average closing price per share of ENStar Common Stock on the NASDAQ National Market during the five days following the date of the Distribution times (b) the fractional share interest to which such holder would otherwise be entitled, after aggregating all shares of ENStar Common Stock to be so distributed to any such shareholder, such number to be rounded to the nearest whole share.

Item 7.Financial Statements and Exhibits

(c)Exhibits

99.News Release dated February 13, 1997.






Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.



ENSTAR, INC.

Date: February 18, 1997

By/s/  Thomas S. Wargolet
===============
Thomas S. Wargolet
Chief Financial Officer and Secretary


EXHIBIT INDEX


Exhibit     Description of Exhibit        Page Number

99     News Release dated February 13, 1997                         4

Exhibit 99


Contact:Peter E. Flynn, Executive Vice President, North Star Universal, Inc.
(612)941-3200

Contact:Mark D. Witmer, Assistant Treasurer, Michael Foods, Inc.
(612) 546-1500

FOR IMMEDIATE RELEASE

MICHAEL FOODS AND NORTH STAR SET CLOSING DATE FOR MERGER; FINAL TERMS DISCLOSED

MINNEAPOLIS, February 13 -- Michael Foods, Inc. ("MFI") (Nasdaq)\NMS:MIKL) and North Star Universal, Inc. ("NSU") (Nasdaq\NMS:NSRU) jointly announced today that they have tentatively set February 28, 1997 as the closing date for the previously announced Agreement and Plan of Reorganization between MFI, NSU and NSU Merger Co. ("Merger"). The Merger closing is subject to completion of financings and satisfaction of other conditions. As a result, the NSU Board of Directors has declared a contingent distribution, in the form of ENStar Inc. Common stock, to NSU shareholders of record as of February 27, 1997. The distribution is contingent and payable upon the closing of the Merger. After the closing, NSU shareholders will receive one share of ENStar Inc. common stock for every three shares of NSU common stock held on the record date.

As described in the proxy statements and prospectuses provided to both stockholder groups in late 1996, in another part of the transactions resulting from the Merger, MFI and NSU will effectively undertake a debt-for-stock swap. MFI will assume NSU's net indebtedness and MFI will effectively retire a portion of the MFI common stock held corporately by NSU, prior to the balance of the MFI common stock being distributed pro rata to NSU's shareholders. NSU will deliver $21,250,000 of indebtedness in the Merger, resulting in a 7.25% discount to be applied to the Average Price of Michael Common Stock set at $12.85 per share. This will result in 1,782,961 MFI shares being effectively retired out of the 7,354,950 MFI shares held by NSU. The remainder of 5,571,989 MFI shares will be divided by the 9,913,000 NSU shares outstanding, resulting in a Reverse Stock Split Ratio of .562. Therefore, NSU shareholders will receive .562 shares of New Michael Common Stock for each share of NSU common stock held on the Merger closing date.

First National Bank of Boston\Boston EquiServe is Exchange Agent for the Merger and the Reverse Stock Split and Norwest Stock Transfer will handle the ENStar Inc. stock distribution as Transfer Agent for ENStar Inc. The Exchange Agent for the Merger will send a transmittal letter to MFI and NSU stockholders soon after the Merger is effective, which will instruct stockholders with respect to the stock certificate exchange process.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Principal subsidiaries include M.G.Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Northern Star Co. and Kohler Mix Specialties, Inc.

ENStar's direct and indirect wholly-owned subsidiaries include Americable, Inc. and Transition Networks, Inc. Americable is a provider of connectivity and networking products and services. Transition Networks designs, manufactures and markets connectivity devices used in local area network ("LAN") applications. ENStar also owns a 23% interest in CorVel Corporation.